CONTACT: Acura Pharmaceuticals, Inc.,
Investor Relations, Peter A. Clemens, SVP & CFO 847-705-7709

FOR IMMEDIATE RELEASE

ACURA PHARMACEUTICALS, INC. SECURES BRIDGE FUNDING

Palatine, IL, April 2, 2007: Acura Pharmaceuticals, Inc. (OTC.BB-ACUR) today announced it has secured gross proceeds of $600,000 and a commitment for additional funding of up to $600,000 under a term loan agreement (the “March 2007 Bridge Loan”) with Essex Woodlands Health Ventures V, L.P., Care Capital Investments II, L.P., Care Capital Offshore Investments II, L.P., Galen Partners III, L.P., Galen Partners International III, L.P. and Galen Employee Fund III, L.P (the "Bridge Lenders"). The March 2007 Bridge Loan bears an annual interest rate of 10%, is secured by a lien on all assets of the Company and its subsidiary, is senior to all other Company debt, and matures on September 30, 2007. In addition, all prior Company bridge loans were amended (the "Bridge Loan Amendment") to extend their maturity date to September 30, 2007. Including the $600,000 secured today, the Company has a total of $9.3 million in bridge loans (collectively the "Bridge Loans") outstanding and due on September 30, 2007.

The Bridge Lenders have the right to convert the Bridge Loans into the Company’s common stock at certain specified prices per share upon the occurrence of any one of certain triggering events including, (i) the completion of a third-party equity financing providing gross proceeds to the Company in the aggregate amount of at least $5.0 million; (ii) a change of control transaction or (iii) upon the maturity of the Bridge Loans. The Bridge Loan Amendment may be reviewed in the Company’s Form 8-K filed with the Securities and Exchange Commission.

Use of Proceeds and Cash Reserves

The Company will utilize the net proceeds from the March 2007 Bridge Loan to fund product development and licensing activities for its Aversion® Technology.  The Company estimates that its current cash reserves, including the net proceeds from the March 2007 Bridge Loan, will fund operations through May, 2007. To continue operating thereafter, the Company must raise additional financing or enter into appropriate collaboration agreements with third parties providing for cash payments to the Company. No assurance can be given that the Company will be successful in obtaining any such financing or in securing collaborative agreements with third parties on acceptable terms, if at all, or if secured, that such financing or collaborative agreements will provide for payments to the Company sufficient to continue funding operations. In the absence of such financing or third-party collaborative agreements, the Company will be required to scale back or terminate operations and/or seek protection under applicable bankruptcy laws.

About Acura Pharmaceuticals, Inc.

Acura Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in research, development and manufacture of innovative Aversion® (abuse deterrent) Technology and related product candidates.

Forward Looking Statements

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. The most significant of such risks and uncertainties include, but are not limited to, the Company’s ability to secure additional financing to fund operations, the Company’s ability to enter into contractual arrangements with qualified pharmaceutical partners to license, develop and commercialize the Company’s technology and product candidates, the Company’s ability to avoid infringement of patents, trademarks and other proprietary rights or trade secrets of third parties, and the Company’s ability to fulfill the FDA’s requirements for approving the Company’s product candidates for commercial distribution in the United States, including, without limitation, the adequacy of the results of the clinical studies completed to date and the results of other clinical studies, to support FDA approval of the Company’s product candidates, the adequacy of the development program for the Company’s product candidates, changes in regulatory requirements, adverse safety findings relating to the Company’s product candidates, the risk that the FDA may not agree with the Company’s analysis of its clinical studies and may evaluate the results of these studies by different methods or conclude that the results of the studies are not statistically significant, clinically meaningful or that there were human errors in the conduct of the studies or otherwise, the risk that further studies of the Company’s product candidates are not positive, and the uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process. You are encouraged to review other important risk factors relating to the Company on our web site at www.acurapharm.com under the link, “Company Risk Factors” and detailed in Company filings with the Securities and Exchange Commission. The Company is at development stage and may never have any products or technologies that generate revenue. Acura Pharmaceuticals, Inc. assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. All Acura Pharmaceuticals, Inc. press releases may be reviewed at www.acurapharm.com.